Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

INLIF Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value $0.0001 per share	(1)	Other	15,000,000	$1.17	$17,550,000.00	0.0001531	$2,686.91

Total Offering Amounts:							$17,550,000.00		2,686.91
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$2,686.91

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Offering Note(s)

(1)	This registration statement on Form S-8 (this “Registration Statement”) registers Class A ordinary shares, par value of $0.0001 per share (the “Class A Ordinary Shares”), of INLIF LIMITED (the “Registrant”) issuable pursuant to the INLIF LIMITED 2025 Employee Equity Incentive Plan (the “2025 Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the 2025 Plan to prevent dilution from share splits, share dividends, or similar transactions as provided in the 2025 Plan.

Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Class A Ordinary Shares on August 13, 2025, as reported on the Nasdaq Capital Market.